EXHIBIT 99.1

Information concerning transactions in the Shares, other than as set forth in Item 5(c) of the Schedule 13D, effected by the Reporting Person since the date of the 2005 Annual Report

Trade Date	Security	Event	Shares	Price	Where Transaction Effected
06/28/2006	Common Stock	Gift	20,000	$0	n/a
06/28/2006	Common Stock	Gift	10,000	$0	n/a
08/07/2006	Common Stock	Sale	12,000	$0.3000	OTC
08/10/2006	Common Stock	Sale	13,000	$0.3000	OTC
08/11/2006	Common Stock	Sale	30,000	$0.3000	OTC
08/15/2006	Common Stock	Sale	19,000	$0.3000	OTC
08/16/2006	Common Stock	Sale	6,500	$0.3000	OTC
08/17/2006	Common Stock	Sale	50,000	$0.3000	OTC
08/21/2006	Common Stock	Sale	64,500	$0.3018	OTC
12/07/2006	Common Stock	Sale	100,000	$0.3845	OTC
12/12/2006	Common Stock	Sale	20,000	$0.3800	OTC
12/14/2006	Common Stock	Sale	30,000	$0.3583	OTC